CONTACT: John Zettler
715 836-9994 x109
DATE: August 4, 2006
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
THIRD QUARTER EARNINGS

EAU CLAIRE, Wisc.-- Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $84,092 for the quarter ending June 30, 2006, compared to $272,509 for the prior year quarter. Earnings for the nine months ended June 30, 2006 totaled $333,686, compared to $856,499 for the nine months ended June 30, 2005. The decrease for both periods was primarily a result of income generated in the prior period from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services, and an increase in operating costs in the current periods associated with the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion. The Company was a stockholder and member of PULSE-EFT. As a result of the merger, the Company received $448,029 in combined pre-tax income for the second and third quarters of fiscal 2005 from this one-time event.

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic and diluted earnings per share of $.02 were reported for the three months ending June 30, 2006, compared to $.09 per share reported for the three-month period ending June 30, 2005. Basic and diluted earnings per share of $.09 were reported for the nine-month period ending June 30, 2006, compared to $.29 for the prior nine-month period.

Net interest income for the quarter ended June 30, 2006 totaled $2.1 million compared to $1.9 million for the prior year period. Net interest income for the nine months ended June 30, 2006 totaled $6.5 million compared to $5.6 million for the prior nine-month period. The increase in net interest income was due to an increase in the balance of loans receivable partially offset by an increase in interest expense due to an increase in the average balance of deposits and outstanding Federal Home Loan Bank advances and an increase in the average rate paid on interest-bearing deposits.

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Citizens Community Bancorp...

Non-interest income increased to $472,821 for the quarter ending June 30, 2006, compared to $422,933 for the same period in 2005. For the nine-month period ending June 30, 2006, non-interest income decreased to $1,343,012 from $1,531,433 for the nine-month period ending June 30, 2005. Insurance income and loan fees increased for both periods. The decrease in non-interest income for the nine-month period ending June 30, 2006 came primarily as a result of non-recurring income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services, for which the Company received $448,029 in the second and third quarters of fiscal 2005.

Non-interest expense increased from $1.8 million for the three months ended June 30, 2005 to $2.4 million for the three months ended June 30, 2006. Non-interest expense increased from $5.5 million for the nine-month period ended June 30, 2005 to $7.1 million for the same period in 2006. The increase was due primarily to the additional operating costs associated with the two Michigan offices acquired July 1, 2005.

Total assets increased by $21.2 million, or 8.6%, to $266.9 million at June 30, 2006, from $245.7 million as of September 30, 2005. The increase in assets was primarily attributable to an increase in loans receivable of $29.2 million, partially offset by a decrease of $7.3 million in cash and cash equivalents, which was used to fund a portion of the loan increase.

Deposits increased by $11.3 million to $188.7 million at June 30, 2006, from $177.5 million as of September 30, 2005. Federal Home Loan Bank advances increased by $10.0 million to $46.2 million at June 30, 2006, from $36.2 million as of September 30, 2005.

Stockholder's equity increased $370,000 to $29.9 million at June 30, 2006, from $29.6 million at September 30, 2005. The increase for the period was a result of net earnings for the period, partially offset by the payment of dividends.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP SELECTED FINANCIAL INFORMATION

	June 30, 2006	September 30, 2005
	(Unaudited)	(Audited)
Selected Financial Condition Data
Total Assets	$266,919,523	$245,707,491
Cash and Cash equivalents	$1,963,890	$9,265,477
Loans receivable, net	$247,132,499	$217,930,666
Allowance for Loan Losses	($807,809)	($803,218)
Deposits	$188,728,215	$177,469,100
Federal Home Loan Bank Advances	$46,200,000	$36,200,000
Total Equity	$29,923,754	$29,553,400

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operations Data
Total Interest and Dividend Income	$4,011,025	$2,915,970	$11,534,825	$8,312,847
Interest expense	$1,883,609	$1,020,987	$5,024,287	$2,669,808

Net Interest Income	$2,127,416	$1,894,983	$6,510,538	$5,643,039
Provision for loan losses	$62,620	$103,200	$171,071	$305,336

Net Interest Income After Provision For Loan Loss	$2,064,796	$1,791,783	$6,339,467	$5,337,703
Total Noninterest Income	$472,821	$422,933	$1,343,012	$1,531,433
Total Noninterest Expense	$2,394,115	$1,778,552	$7,113,131	$5,450,696

Income before provision for income tax	$143,502	$436,164	$569,348	$1,418,440
Provision for income taxes	$59,410	$163,655	$235,662	$561,941

Net Income	$84,092	$272,509	$333,686	$856,499

Per Share Information
Basic Earnings	$0.02	$0.09	$0.09	$0.29
Diluted Earnings	$0.02	$0.09	$0.09	$0.29
Dividends Paid	$0.05	$0.05	$0.15	$0.15

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